Exhibit 99.1

Energy Recovery, Inc. Reports Fiscal Year-End and Fourth Quarter 2010 Unaudited Financial Results

FULL YEAR HIGHLIGHTS

  Net revenues of $46 million
  Gross margin of 48%
  Net loss of $3.6 million
  Loss per share of $0.07

FOURTH QUARTER HIGHLIGHTS

  Fourth quarter net revenues of $13 million
  Gross margin of 44%
  Net Income of $.5 million
  Earnings per share of $0.01

SAN LEANDRO, Calif.--(BUSINESS WIRE)--March 3, 2011--Energy Recovery, Inc. (Nasdaq:ERII), a leader in the design and development of energy recovery devices for desalination, announced today the unaudited results of its fourth quarter and fiscal year ended December 31, 2010. In the fourth quarter of 2010, ERI achieved net revenue of $13 million, a 17% decrease over the same period last year. For the year ended December 31, 2010, net revenue was $46 million, which represented a decrease of 2% over net revenue of $47 million for the year ended December 31, 2009. ERI reported net income of $0.5 million, or $0.01 per diluted share, for the three months ended December 31, 2010 compared to a net profit of $1.7 million, or $0.03 per diluted share, for the same period last year. Full year net loss was $3.6 million, or $0.07 per diluted share, compared to a net profit of $3.7 million, or $0.07 per diluted share, for the same period last year.

“From our numbers, it is obvious that our industry is experiencing the delayed effects of the global economic downturn,” said Thomas S. Rooney, Jr., ERI’s President and Chief Executive Officer. “Our industry first felt the effects of the downturn in late 2009 in the smaller OEM project business. Due to the long sales and construction cycle for large desalination plants, the global recession and credit crises did not significantly impact our large project business until 2010. This is a predictable pattern in capital intensive industries. For 2011, our OEM sales team sees increased activity for smaller desalination projects, which in turn is a positive leading indicator for a rebound in new construction of the larger projects over the next 12 to 18 months,” he said.

“As ERI’s new CEO, my focus in 2011 will be to improve our leadership position in the desalination business by investing in research and development and improving all operational aspects of the company. In addition, I am looking forward to expanding the reach of ERI’s technology into other energy recovery applications in markets outside of desalination.”

Outlook

ERI provides the following guidance for 2011:

Fiscal Year 2011

Estimated Net Revenue	$36 to $45 million

Estimated Net Loss	$10 to $7 million

Estimated Loss Per Share	$0.19 to $0.13

Forward Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include our belief that sales activity in our smaller, OEM project business will increase in 2011, our expectation that we will expand our business into markets outside of desalination, and statements about ERI’s estimated net revenue, net income or loss and earnings or loss per share for the 2011 fiscal year. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in those forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, delays in, or cancellation of, the construction of desalination plants, political unrest, the inability of our customers to obtain project financing, delays in governmental approvals, changes in end users’ budgets for desalination plants or the timing of their purchasing decisions, our ability to ship new products to meet scheduled delivery times, the world economic crisis, our ability to develop other energy recovery solutions for markets outside desalination, and other risks detailed in the Company's filings with the Securities and Exchange Commission (“SEC”). All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. For more details relating to the risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, please refer to the Company's SEC filings.

Conference Call to Discuss Fourth Quarter 2010 Results

The conference call scheduled today at 1:30 p.m. PST will be in a "listen-only" mode for all participants other than the investment professionals who regularly follow the Company. The toll-free phone number for the call is 1-866-225-8754 or +1-480-629-9722 and the access code is 4406924. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 1-800-406-7325 or +1-303-590-3030, Access Code: 4406924, until Thursday, March 17, 2011. Investors may also access the live call or the replay over the internet at www.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

About ERI®

Energy Recovery, Inc. (NASDAQ:ERII) designs and develops energy recovery devices that help make desalination affordable by significantly reducing energy consumption. Energy Recovery technologies include the PX Pressure Exchanger® device for desalination and the Turbocharger hydraulic turbine energy recovery device and pump for desalination, gas and liquid processing applications. PX devices also reduce the carbon footprint of desalination, saving more than 970 MW of energy and reducing CO2 emissions by more than 5.2 million tons per year worldwide. More than 8,600 PX devices are currently deployed or under contract to be installed at desalination plants around the globe. The company is headquartered in the San Francisco Bay Area with offices near Detroit and in key desalination centers worldwide, including Madrid, Shanghai and Dubai. For more information about Energy Recovery, Inc. please visit www.energyrecovery.com.

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net revenue	$13,013	$15,734	$45,853	$47,014
Cost of revenue	7,311	6,344	23,781	17,595
Gross profit	5,702	9,390	22,072	29,419
Operating expenses:
General and administrative	4,265	4,051	17,038	13,756
Sales and marketing	2,243	1,677	8,205	6,472
Research and development	1,000	632	3,943	3,041
Gain on fair value remeasurement	(2,147)	—	(2,147)	—
Total operating expenses	5,361	6,360	27,039	23,269
Income (loss) from operations	341	3,030	(4,967)	6,150
Interest expense	(20)	(12)	(73)	(46)
Other non-operating income (expense), net	(173)	(5)	(194)	54
Income (loss) before provision for income taxes	148	3,013	(5,234)	6,158
Provision for (benefit from) income taxes	(348)	1,360	(1,626)	2,472
Net income (loss)	$496	$1,653	$(3,608)	$3,686
Earnings (loss) per share:
Basic	$0.01	$0.03	$(0.07)	$0.07
Diluted	$0.01	$0.03	$(0.07)	$0.07
Number of shares used in per share calculations:
Basic	52,501	50,303	52,072	50,166
Diluted	53,482	52,725	52,072	52,644

ENERGY RECOVERY, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data and par value) (unaudited)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$55,338	$59,115
Restricted cash	4,636	5,271
Accounts receivable, net of allowance for doubtful accounts of $44 and $196 at December 31, 2010 and 2009, respectively	9,649	12,683
Unbilled receivables, current	2,278	5,544
Inventories	9,772	10,359
Deferred tax assets, net	2,097	1,466
Prepaid expenses and other current assets	4,428	1,741
Total current assets	88,198	96,179
Restricted cash, non-current	2,244	5,555
Property and equipment, net	22,314	16,958
Goodwill	12,790	12,790
Other intangible assets, net	8,352	10,987
Deferred tax assets, non-current, net	—	447
Other assets, non-current	19	53
Total assets	$133,917	$142,969
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,429	$1,952
Accrued expenses and other current liabilities	5,248	9,492
Income taxes payable	13	350
Accrued warranty reserve	1,028	605
Deferred revenue	2,341	4,628
Current portion of long-term debt	128	265
Current portion of capital lease obligations	160	203
Total current liabilities	10,347	17,495
Long-term debt	85	246
Capital lease obligations, non-current	144	369
Deferred tax liabilities, non-current, net	317	—
Other non-current liabilities	2,224	3,890
Total liabilities	13,117	22,000
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 52,596,170 and 51,215,653 shares issued and outstanding at December 31, 2010 and 2009, respectively	53	51
Additional paid-in capital	112,025	108,626
Notes receivable from stockholders	(38)	(90)
Accumulated other comprehensive loss	(80)	(66)
Retained earnings	8,840	12,448
Total stockholders’ equity	120,800	120,969
Total liabilities and stockholders’ equity	$133,917	$142,969

CONTACT:
Energy Recovery, Inc.
Tom Willardson, 510-483-7370
Chief Financial Officer